Exhibit 10.1

Second Amended and Restated
Receivables Sale Agreement
Dated as of May 29, 2008
among
AMETEK Receivables Corp.,
as the Seller,
AMETEK, Inc.,
as the Initial Collection Agent,
PNC Bank, National Association,
as the Agent and as the Market Street Purchaser Agent,
the other Purchaser Agents,
from time to time party hereto,
Market Street Funding LLC,
as a Conduit Purchaser,
The Related Liquidity Providers,
from time to time party hereto
and
the other Conduit Purchasers
from time to time party hereto

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Schedules	Description

Schedule I	Definitions
Schedule II	Related Liquidity Providers and Commitments of Related Liquidity Providers

Exhibits	Description

Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Notification of Assignment to Conduit Purchasers from their Related Liquidity Providers

Exhibit C	Form of Periodic Report
Exhibit D	Addresses and Names of Seller and Originators
Exhibit E	Subsidiaries
Exhibit F	Lock-Boxes, Collection Accounts and Lock-Box Banks
Exhibit G	Form of Lock-Box Letter
Exhibit H	Compliance Certificate
Exhibit I	Credit and Collection Policy

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Second Amended and Restated
Receivables Sale Agreement
     This Second Amended and Restated Receivables Sale Agreement, dated as of May 29, 2008, among AMETEK Receivables Corp., a Delaware corporation (the “Seller"), AMETEK, Inc., a Delaware corporation (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent"), the Related Liquidity Providers party hereto (the “Related Liquidity Providers"), Market Street Funding LLC (“Market Street"), the other Conduit Purchasers from time to time party hereto, PNC Bank, National Association, as agent for the Purchasers (the “Agent") and as the Market Street Purchaser Agent and the other Purchaser Agents from time to time to the party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.
Preliminary Statement
     The Seller, Initial Collection Agent, Agent, ABN AMRO Bank N.V. and Amsterdam Funding Corporation are parties to an Amended and Restated Receivables Sale Agreement, dated as of May 31, 2007 (such Amended and Restated Receivables Sale Agreement, as heretofore amended, being referred to herein as the “Original Agreement"). This Agreement amends and replaces in its entirety the Original Agreement and from and after the date hereof, all references to the Original Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement; and
     Subject to and upon the terms and conditions set forth herein, the parties desire to amend and restate the Original Agreement in the form of this Agreement to, among other things, provide for the appointment of PNC Bank, National Association, as successor agent under this Agreement and to remove Amsterdam Funding Corporation and ABN AMRO Bank N.V. as parties to this Agreement;
     Now, Therefore, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Article I
Purchases from Seller and Settlements
     Reference is made to the Receivables Sale Agreement dated as of October 1, 1999 (as amended prior to the date hereof, the “Original Sale Agreement"), among the Seller, the Initial Collection Agent, the Agent, the Liquidity Providers party thereto, ABN AMRO Bank N.V., as provider of the Program LOC (the “Enhancer"), and Amsterdam Funding Corporation. The Seller has requested that (i) a new Conduit Purchaser, Market Street Funding LLC and a Related Liquidity Provider, PNC, be added as purchasers (and not as assignees) under this Agreement and (ii) that certain additional amendments be made. This Agreement amends and replaces in its entirety the Original Sale Agreement, and from and after the date hereof, all references to the Original Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.
     Section 1.1. Sales.
     (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Conduit Purchasers or, only if the Conduit Purchasers decline to make the applicable purchase, ratably to the Related Liquidity Providers for such Conduit Purchaser of an undivided percentage ownership interest in the Receivables, the Related Security and all related Collections. Any such purchase (a “Purchase") shall be made by each relevant Purchaser remitting funds to the Seller, through its Purchaser Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables, the Related Security and related Collections (its “Purchase Interest") shall equal at any time the following quotient:

I	+ PRP

NRB

where:

	I	=	the outstanding Investment of such Purchaser at such time;

	NRB	=	the Net Receivable Balance at such time; and

	PRP	=	the Purchaser Reserve Percentage.
Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Net Receivable Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser under a Liquidity Agreement. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables, the Related Security and Collections.
     (b) Conduit Purchasers Purchase Option and Other Purchasers’ Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will the Conduit Purchasers have any obligation to make a Purchase. Each Related Liquidity Provider severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof (including, in the case of an Incremental Purchase (as defined below), the condition that the related Conduit Purchaser has refused to make a requested Purchase), to make Purchases before the Termination Date, based on the applicable Purchaser Group’s Ratable Share of each Purchase and, in the case of each Related Liquidity Provider, the Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase), to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser’s first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d) is referred to herein as an “Incremental Purchase.” Each Purchase made by a Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.” All Purchases hereunder shall be made ratably by each Purchaser Group in accordance with the Ratable Share of such Purchaser Group.
     (c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) one Business Day before the requested date (the “Purchase Date") of such Purchase (each, an “Incremental Purchase Request"), specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount") of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Conduit Purchasers unless upon such request a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of the requested Incremental Purchase, in which case the Seller may request such Ratable Share of the Incremental Purchase from the Related Liquidity Providers of such Conduit Purchaser. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If a Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the applicable Purchaser Agent’s Account the amount of such Incremental Purchase on the requested Purchase Date. If such Conduit Purchaser refuses to make a requested Purchase and the Seller requests the Incremental Purchase from the Related Liquidity Providers one Business Day before such requested Purchase, subject to Section 7.2 and the other terms and conditions hereof, each Related Liquidity Provider shall transfer its Ratable Share of the requested Purchase Amount into the applicable Purchaser Agent’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date (which in no event will be earlier than one Business Day after such request is made to the Related Liquidity Providers). Each Purchaser Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase to the extent of funds actually received by such Purchaser Agent prior to 12:00 noon on such day.
     (d) Reinvestment Purchases. Unless a Conduit Purchaser has provided to the Agent, its Purchaser Agent, the Seller, and the Collection Agent a notice (which notice has not been revoked) that it no longer wishes to make Reinvestment Purchases (in which case such Conduit Purchaser’s Reinvestment Purchases, but not those of its Related Liquidity Providers, shall cease), on each day before the Termination Date that any Collections are received by the Collection Agent and no Interim Liquidation is in effect a Purchaser’s Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser. A Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

     (e) Security Interest. To secure all of the Seller’s obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers and any other Person to whom any amount is owed hereunder) a security interest in all of the Seller’s rights in the Receivables, the Related Security, the Collections, and the Lock- Box Accounts and all proceeds of the foregoing.
     Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, each Purchaser Agent and the Collection Agent at least three Business Days’ prior written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease (identified as a specific date prior to the Termination Date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.2(b) below, by notifying the Agent, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.
     (b) Mandatory. If at any time before the Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall cease only upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.
     Section 1.3. Selection of Discount Rates and Tranche Periods. (a) The Seller shall pay CP Funding Costs with respect to each Conduit Purchaser’s Investment for each day that any Investment in respect of such Purchase Interest is outstanding. On each Settlement Date the Seller shall pay to the applicable Purchaser Agent (for the benefit of its Conduit Purchaser) an aggregate amount equal to all accrued and unpaid CP Funding Costs in respect of such Investment for the immediately preceding Discount Period. All Investment of the Related Liquidity Providers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Related Liquidity Provider and three Business Days before the expiration of any Tranche Period applicable to any Related Liquidity Provider’s Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Related Liquidity Providers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of the Related Liquidity Providers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the applicable Purchaser Agent may reallocate any outstanding Investment of the Related Liquidity Providers to a Prime Tranche. All Discount accrued on the Investment of the Related Liquidity Providers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.
     (b) Each Purchaser Agent shall allocate the Investment of its Conduit Purchaser to Tranche Periods in its sole discretion. If, by the time required in Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of any Related Liquidity Provider, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to a Liquidity Agreement shall accrue interest at the Prime Rate and have an initial Tranche Period of three Business Days.
     (c) If a Purchaser Agent or any Related Liquidity Provider determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Related Liquidity Provider’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Related Liquidity Provider of funding Eurodollar Tranches, then such Purchaser Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.
     Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to each Purchaser Agent for the ratable benefit of its Purchaser Group, such amounts as agreed to with the Seller in the Fee Letter for such Purchaser Group.
     (b) If (i) with respect to any Investment of any Conduit Purchaser, the amount of such Conduit Purchaser’s Investment is reduced on any date other than the last day of a CP Tranche Period, (ii) the amount of Investment allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period or (iii) if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser in the applicable Purchaser Group that had its Investment so reduced or scheduled Purchase not made.
     (c) Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The Seller shall pay, as a full recourse obligation, all amounts payable pursuant to Sections 1.5, 1.7 and 6.1 and all other amounts payable hereunder (other than Investment), including, without limitation, all Discount, CP Funding Cost, fees described in clauses (a) and (b) above and amounts payable under Article VI.
     Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Termination Date the Net Receivable Balance is less than the sum of the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve, the Seller shall pay ratably to the Purchaser Agent for the Purchasers in their Purchaser Group an amount equal to such deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective

Investments, applied first to Tranches accruing Discount at the Prime Rate and second ratably to the other Tranches applicable to the Investment of such Purchasers with the shortest remaining maturities unless otherwise specified by the Seller.
     (b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).
     (c) Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Collection under Section 1.5(b) (“Deemed Collections") that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that the Sold Interest should be recalculated by decreasing the Net Receivable Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.
     (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.
     Section 1.6. Reduction in Commitments. The Seller may, upon thirty days’ notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment as so reduced equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Related Liquidity Provider in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit and the Purchase Limit is not less than the outstanding Aggregate Investment.
     Section 1.7. Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days’ notice to the Agent and each Purchaser Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

     Section 1.8. Assignment of Purchase Agreement. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and under the Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originators under or in connection with the Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originators under or in connection with the Purchase Agreement. All provisions of the Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser, each Purchaser Agent and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller’s rights and remedies under the Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Purchase Agreement (or the promissory note executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.
Article II
Sales to and from Conduit Purchasers; Allocations
     Section 2.1. Required Purchases from a Conduit Purchaser. (a) Each Conduit Purchaser may, at any time, sell to its Related Liquidity Providers pursuant to the relevant Liquidity Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser’s Investment, its related Conduit Purchaser Settlement and any accrued and to accrue CP Funding Costs allocated by the relevant Purchaser Agent to such Investment (each, a “Put”).
     (b) Any portion of any Investment of a Conduit Purchaser, related Conduit Purchaser Settlement and any accrued and to accrue CP Funding Costs allocated by the relevant Purchaser Agent to such Investment purchased by a Related Liquidity Provider shall be considered part of such Purchaser’s Investment and related Conduit Purchaser Settlement from the date of the relevant Put. Immediately upon any purchase by a Related Liquidity Provider of any portion of the relevant Conduit Purchaser’s Investment, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each Related Liquidity Provider) an amount equal to the sum of (i) the Assigned Settlement and (ii) all unpaid CP Funding Costs owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith.
     Section 2.2. Purchases by a Conduit Purchaser. Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each of its Related Liquidity Providers a notification of assignment in substantially the form set forth as Exhibit B. If a Conduit Purchaser delivers such notice, each of its Related Liquidity Providers shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Liquidity Provider the Investment of such Related Liquidity Providers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Liquidity Provider to the relevant Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Liquidity Provider is free and clear of any Adverse Claim created or granted by such Related Liquidity Provider and that such Related Liquidity Provider has not suffered a Bankruptcy Event.
     Section 2.3. Allocations and Distributions.
     (a) Non-Reinvestment Periods. Before the Termination Date unless an Interim Liquidation is in effect, on each day during a period that a Conduit Purchaser is not making Reinvestment Purchases (as established under Section 1.1(d)), the Collection Agent (i) shall set aside and hold solely for the benefit of the applicable Conduit Purchaser (or deliver to the applicable Purchaser Agent, if so instructed pursuant to Section 3.2(a)) such Conduit Purchaser’s Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period (unless otherwise directed by the applicable Purchaser Agent) to the applicable Purchaser Agent (for the benefit of such Conduit Purchaser) the amounts so set aside up to the amount of such Conduit Purchaser Purchase Interest and, to the extent not already paid in full, all Discount, CP Funding Cost thereon and all other amounts then due from the Seller in connection with such Purchase Interest and Tranche Period. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(a) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay for distribution as part of the Sold Interest in Collections to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%.
     (b) Termination Date and Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Termination Date the Collection Agent shall set aside and hold solely for the account of each Purchaser Agent, for the benefit of each Purchaser Group to the extent provided below, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) and for the account of the Agent all Collections received on such day and such Collections shall be allocated as follows:
     (i) first, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;
     (ii) second, ratably to each Purchaser Group until all Investment of, CP Funding Costs and Discount and interest due but not already paid to, each Purchaser Group have been paid in full;
     (iii) third, ratably to each Purchaser until all other amounts owed to such Purchaser under the Transaction Documents have been paid in full;

     (iv) fourth, to the Agent until all amounts owed to the Agent (other than amounts owing the Agent in its role as a Purchaser Agent) have been paid in full;
     (v) fifth, to each Purchaser Agent until all other amounts owed to the Purchaser Agents under the Transaction Documents have been paid in full;
     (vi) sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and
     (vii) seventh, to the Seller (or as otherwise required by applicable law).
Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by a Purchaser Agent pursuant to Section 3.2(a)), the Collection Agent shall pay to the appropriate parties, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with the priorities in clauses (i)-(iii) above. No distributions shall be made to pay amounts under clauses (iv) — (vii) until sufficient Collections have been set aside to pay all amounts described in clauses (i) — (iii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent or any Purchaser Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchaser Agents. If any part of the Sold Interest in any Collections is applied to pay any amounts pursuant to this Section 2.3(b) and after giving effect to such application the Sold Interest is greater than 100%, the Seller shall pay to the Collection Agent the amount so applied to the extent necessary so that after giving effect to such payment the Sold Interest is no greater than 100%, for distribution as part of the Sold Interest in Collections.
Article III
Administration and Collections
     Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent") designated to so act on behalf of the Purchasers under this Article III. As the Initial Collection Agent, AMETEK, Inc. is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. AMETEK, Inc. acknowledges that the Agent and each Purchaser have relied on AMETEK, Inc.’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not, without the written consent of the Agent, voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed AMETEK, Inc. (or any successor Collection Agent).
     (b) AMETEK, Inc. may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent).

Notwithstanding such delegation, AMETEK, Inc. shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to AMETEK, Inc. for such performance. The Agent (with the consent of the Instructing Group) may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.
     (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing (to the extent permitted by applicable law and contract) the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). AMETEK, Inc. irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as AMETEK, Inc. conducted such data-processing functions while it acted as the Collection Agent.
     Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. If so instructed by the Agent, the Collection Agent shall transfer to each Purchaser Agent the amount of Collections to which such Purchaser Agent and the applicable Purchasers are entitled by the second Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.
     (b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Instructing Group.
     (c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less all reasonable costs and expenses of the Collection Agent for servicing, collecting and administering the Receivables and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a

Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).
     Section 3.3. Reports. On or before the twentieth day of each month, and at such other times covering such other periods as is requested by the Agent or any Purchaser Agent, the Collection Agent shall deliver to the Agent and each Purchaser Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a “Periodic Report"), containing the information described on Exhibit C (with such modifications or additional information as requested by the Agent or the Instructing Group).
     Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action reasonably requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.
     Section 3.5. Enforcement Rights. (a) The Agent may at any time after the occurrence of a Collection Agent Replacement Event direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent’s request after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Agent’s ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and the Related Security and transfer to the Agent (or its designee), or (to the extent permitted by applicable law and contract) license to the Agent (or its designee) the use of, all software useful to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.
     (b) After the occurrence of a Collection Agent Replacement Event, the Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables and the Related Security, and (ii) exercise any and all of the Seller’s rights and remedies under the Purchase Agreement and the Limited Guaranty. The Agent’s powers under this Section 3.5(b), if exercised in good faith, shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

     (c) None of the Agent, any Purchaser Agent or any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or Related Security or to enforce any rights or remedies related thereto.
     Section 3.6. Collection Agent Fee. On or before the twentieth day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the “Collection Agent Fee") equal to (a) at all times AMETEK, Inc. or an Affiliate of AMETEK, Inc. is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent (with the consent of the Instructing Group) and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may apply to payment of the Collection Agent Fee only the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment.
     Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables and the Related Security or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables and the Related Security to the same extent as if interests in the Receivables and the Related Security had not been transferred hereunder or, in the case of the Originators, under the Purchase Agreement. The Agent’s, any Purchaser Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations. None of the Agent, any Purchaser Agents nor any Purchaser shall have any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables or the Related Security.
     Section 3.8. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:
     (i) any representation or warranty made by or on behalf of the Collection Agent in this Agreement (including without limitation the representation and warranty set forth in Section 7.2), any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;
     (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable or the Related Security;

     (iii) upon the occurrence of a Collection Agent Replacement Event or Termination Event, any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;
     (iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party; or
     (v) the failure of the Collection Agent to cause to be vested and maintained vested in the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;
whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction determined that such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor for uncollectible Receivables, or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.
Article IV
Representations and Warranties
     Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent, any Purchaser Agent and each Purchaser that:
     (a) Corporate Existence and Power. Each of the Seller and each Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.
     (b) Corporate Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Originator of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a material default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary’s charter or by-laws or (C) any material agreement, order or other material instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable, the Related Security or Collection or give cause for the acceleration of any indebtedness of the Seller, any Originator or any Subsidiary.
     (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or any Originator of any Transaction Document to which it is a party or any transaction contemplated thereby, except for such as have been obtained or for which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the Seller or its ability to consummate the transactions contemplated by the Transaction Documents.
     (d) Binding Effect. Each Transaction Document to which the Seller or each Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.
     (e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, each Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest, which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections to the extent of its Purchase Interest then in effect.
     (f) Accuracy of Information. All information furnished by the Seller, each Originator or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).
     (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or, to the Seller’s knowledge, threatened against or affecting the Seller, any Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), is reasonably likely to have a material adverse effect on the financial condition of the Seller, any Originator or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the AMETEK Entities and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.
     (h) No Material Adverse Change. Since December 31, 2007, there has been no material adverse change in the collectibility of the Receivables or the Seller’s, any Originator’s or any Subsidiary’s (i) financial condition, business, operations or prospects or (ii) ability to perform its obligations under any Transaction Document.
     (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits D-F (listing offices and names of the Seller and each Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete in all material respects, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.
     (j) Sales by the Originators. Each sale by each Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to such Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by the applicable Originator to the Seller.
Article V
Covenants
     Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:
     (a) Financial Reporting. The Seller will, and will cause each Originator and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser Agent:
     (i) Annual Financial Statements. Within 105 days after each fiscal year of AMETEK, Inc., copies of its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by Ernst & Young or another independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the fiscal year then ended;
     (ii) Quarterly Financial Statements. Within 60 days after each (except the last) fiscal quarter of each fiscal year of AMETEK, Inc., copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of income and statement of cash flows for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) (subject to normal year-end adjustments);
     (iii) Officer’s Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of this Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by a Designated Financial Officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein;
     (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by any Originator with the Securities Exchange Commission or any securities exchange; and
     (v) Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or any Purchaser Agent (with a copy of such request to the Agent) relating to the subject matter hereof.
     Notwithstanding the foregoing, the information set forth in clauses (i)(A), (ii), (iii) and (iv) need not be delivered to a Purchaser Agent hereunder if such Purchaser Agent is then a party to the AMETEK Credit Agreement.
     (b) Notices. Promptly after becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:
     (i) Potential Termination Events. The occurrence of any Potential Termination Event;
     (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;
     (iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Seller;
     (iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be materially adverse to any Originator, any Subsidiary or the collectibility or quality of the Receivables;

     (v) Judgments. The entry of any judgment or decree against the Seller, any AMETEK Entity or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Originators and the Subsidiaries which (i) shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; (ii) is not paid or fully covered by a reputable and solvent insurance company and (iii) when aggregated with all such judgments and decrees creates an aggregate liability for all such judgments and decrees in excess of $15,000,000; or
     (vi) Changes in Business. Any change in, or proposed change in, the character of any Originator’s business that could impair the collectibility or quality of any Receivable.
     (c) Conduct of Business. The Seller will perform, and will cause each Originator and each Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.
     (d) Compliance with Laws. The Seller will comply, and will cause each Originator and Subsidiary to comply in all material respects, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable, any Related Security or Collection may be subject except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the Seller or the ability to consummate the transactions contemplated by the Transaction Documents.
     (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, each Purchaser Agent and the Purchasers such information concerning the Receivables and the Related Security as the Agent, any Purchaser Agent or a Purchaser may reasonably request. The Seller will, and will cause each Originator to, permit, upon reasonable prior notice at any time during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or any Originator’s officers, directors, employees or independent public accountants having knowledge of such matters. Once a year, the Agent may have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections.
     (f) Keeping Records. The Seller will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.
     (g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action reasonably necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreement, the Lock-Box Accounts and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature.
     (ii) The Seller will, and will cause each Originator to, only change its name, identity or corporate structure or relocate its jurisdiction of organization or chief executive office or the Records following ten (10) days advance notice to the Agent and the delivery (prior to the expiration of such ten (10) day period) to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.
     (iii) Each of the Seller and each Originator will at all times maintain its jurisdiction of organization within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If the Seller or any Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement and Lock-Box Accounts.
     (h) Performance of Duties. The Seller will perform, and will cause each Originator and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Originator to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent or the Purchasers in the Receivables, the Related Security, Collections, Purchase Agreement or Lock-Box Accounts.
     (i) Payments on Receivables, Accounts. The Seller will, and will cause each Originator to at all times instruct its Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or an Originator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent, any Purchaser Agent or any Purchaser is entitled with any other funds.

The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit F (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.
     (j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit any Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.
     (k) Change in Business or Credit and Collection Policy. The Seller will not make any material adverse change in the character of its business and will not, and will not permit any Originator to, make any material adverse change to the Credit and Collection Policy.
     (l) Certain Agreements. The Seller shall not (and shall not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws and shall comply with each of the covenants and agreements set forth in its certificate of incorporation, including without limitation the covenants set forth in section 7 thereof.
     (m) Other Business. The Seller shall not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any indebtedness of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement and the Subordinated Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits and maintenance of legal status).
Article VI
Indemnification
     Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and reasonable expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified

Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:
     (i) any representation or warranty made by the Seller, any Originator or the Collection Agent (or any employee or agent of the Seller, the Originator or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Originator or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;
     (ii) the failure by the Seller, any Originator, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;
     (iii) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;
     (iv) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;
     (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;
     (vi) any failure of the Seller or any Originator, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);
     (vii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b);
     (viii) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or

     (ix) any inability to enforce any judgment rendered in the United States against any Obligor of any Foreign Receivable in such Obligor’s country of domicile in respect of any Foreign Receivable without reexamination or relitigation of the matters adjudicated upon, or any inability to obtain any judgment in or utilize the court or other adjudication system of, any foreign jurisdiction in which such an Obligor may be located, except, in each case, to the extent the applicable Foreign Receivable is uncollectible on account of the insolvency or bankruptcy of such Obligor or its financial inability to pay.
     Section 6.2. Increased Cost and Reduced Return. If the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, any Purchaser Agent or any Purchaser (collectively, the “Funding Parties") with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority (a “Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or the applicable Purchaser Agent, the Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the Person such additional amounts as will compensate the Agent, such Purchaser Agent or such Purchaser (or, in the case of any Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Without limiting the foregoing, the Seller acknowledges and agrees that the fees and other amounts payable by the Seller to the Purchasers and the Agent have been negotiated on the basis that the unused portion of each Liquidity Provider’s Commitment is treated as a “short term commitment” for which there is no regulatory capital requirement. If any Liquidity Provider determines it is required to maintain capital against its Unused Commitment (or any Purchaser is required to maintain capital against its Investment) in excess of the amount of capital it would be required to maintain against a funded loan in the same amount, such Purchaser shall be entitled to compensation under this Section 6.2.

     Section 6.3. Other Costs and Expenses. The Seller shall pay to the Agent or the applicable Purchaser Agent on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent’s rights in the Receivables and Collections, (d) the enforcement by the Agent, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including reasonable fees, costs and expenses of legal counsel for the Agent and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including reasonable counsel fees and expenses) of the Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse each Conduit Purchaser for any amounts such Conduit Purchaser must pay to any Funding Source pursuant to the related Liquidity Agreement on account of any Tax. The Seller shall reimburse each Conduit Purchaser on demand for all other reasonable costs and expenses incurred by such Conduit Purchaser or any shareholder of such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including the reasonable cost of auditing the Seller, any Originator or the Collection Agent’s books by certified public accountants, the cost of the Ratings and the reasonable fees and out-of-pocket expenses of counsel of the Agent, such Conduit Purchaser or any shareholder, or administrator, of such Conduit Purchaser for advice relating to such Conduit Purchaser’s operation.
     Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without regard to any required withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser, Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest, to the extent the Agent, any Purchaser Agent or such Purchaser has not previously been reimbursed, the Seller shall reimburse the Agent, any Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If the Seller pays any tax, penalty or interest that ultimately is determined not to be properly payable under this Section 6.4(a), the applicable Purchaser or the Agent shall reimburse the Seller for such amount upon receipt of evidence satisfactory to such Purchaser or the Agent that such amount was not properly payable.

     (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or 8-WECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.
     (c) For any period with respect to which a Purchaser or the Agent has failed to provide the Seller with the appropriate form, certificate or statement described in clause (b) of this Section (other than if such failure is due to a change in law occurring after the date of this Agreement), the Agent or such Purchaser, as the case may be, shall not be entitled to the protections of clause (a) of this Section.
     Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount. The Seller shall pay to the Agent (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of such Person) the amount shown as due on any such certificate within 15 Business Days after receipt of the notice.
Article VII
Conditions Precedent
     Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent and each Purchaser Agent the following documents in form, substance and quantity acceptable to the Agent and each Purchaser Agent, as applicable:
     (a) A certificate of the Secretary of each of the Seller and the Initial Collection Agent certifying (i) the resolutions of the Seller’s and the Initial Collection Agent’s board of directors approving each Transaction Document to which it is a party, (ii) the name, signature, and authority of each officer who executes on the Seller’s or the Initial Collection Agent’s behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller’s and the Initial Collection Agent’s certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller’s and the Initial Collection Agent’s by-laws and (v) good standing certificates of each of the Seller and each Originator issued by the Secretaries of State of the State where such Person is incorporated.
     (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent’s first priority interest in the Receivables, the Related

Security, the Collections, the Purchase Agreement and the Lock-Box Accounts in all appropriate jurisdictions.
     (c) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Lock-Box Letters and (iii) a Periodic Report covering the month ended April 30, 2008.
     (d) Favorable opinions of counsel to the Seller and each Originator covering such matters as the Agent or any Purchaser Agent may request.
     (e) Such other approvals, opinions or documents as the Agent or any Purchaser Agent may request.
     (f) All legal matters related to the Purchase are satisfactory to each Purchaser Agent.
     Section 7.2. Conditions to Each Purchase. The obligation of each Related Liquidity Provider to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied and the Collection Agent’s representation and warranty that clause (c) of this Section 7.2 has been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:
     (a) no Potential Termination Event (or in the case of a Reinvestment Purchase, a Termination Event) shall then exist or shall occur as a result of the Purchase;
     (b) the Termination Date has not occurred;
     (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment, (y) the outstanding Aggregate Investment would not exceed the Purchase Limit, and (z) the sum of the Aggregate Investment plus the Aggregate Reserves does not exceed the Net Receivable Balance;
     (d) the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then are true and correct as of such earlier date);
     (e) each of the Seller and each Originator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V); and
     (f) if such Purchase is an Incremental Purchase, the Seller shall have delivered the relevant Incremental Purchase Request to the Agent and each Purchaser Agent in accordance with Section 1.1(c).

Nothing in this Section 7.2 limits the obligations of each Related Liquidity Provider to its related Conduit Purchaser (including under the applicable Liquidity Agreement).
Article VIII
The Agent
     Section 8.1. Appointment and Authorization. (a) Each Purchaser and each Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association as the “Agent” under the Transaction Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent thereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth in the Transaction Documents or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.
     (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.
     (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article VIII are solely for the benefit of the Purchaser Agents, the Agent and the Purchasers, and none of the Seller or any Collection Agent shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article VIII, except that this Article VIII shall not affect any obligations which any Purchaser Agent, the Agent or the Purchaser may have to the Seller or any Collection Agent under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.
     (d) In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Collection

Agent or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, any Collection Agent, any other Purchaser, any other Purchaser Agent or the Agent, or any of their respective successors and assigns.
     Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 8.3. Exculpatory Provisions. None of the Agent, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. Neither the Agent nor any Purchaser Agent shall be responsible to any Purchaser or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. Neither the Agent nor any Purchaser Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Originator or any of their Affiliates.
     Section 8.4. Reliance by Agent. (a) Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.
     (b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent and Purchaser Agents.
     (c) For each Purchaser Group, 66-2/3% of the Commitments represented by such Purchaser Group (each, a “Voting Block”), shall be required to request or direct the applicable Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

     (d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.
     Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent (in the case of an Incremental Purchase) the amount it is scheduled to remit as part of such Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser and the Seller hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.
     Section 8.6. Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if otherwise required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents.

     Section 8.7. Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or any Originator, shall be deemed to constitute any representation or warranty by the Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the AMETEK Entities, any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser Agent that so requests a copy of the Periodic Report(s) received covering the preceding calendar month. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning the Seller, any Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 8.8. Agents and Affiliates. Each of the Purchaser Agents, the Purchasers and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, each Originator or any of their Affiliates and PNC may exercise or refrain from exercising its rights and powers as if it were not the Agent. With respect to the acquisition of the Receivables pursuant to this Agreement, each of the Purchaser Agents and the Agents shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Agent in their individual capacities.
     Section 8.9. Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or the Originators and without limiting the obligation of the Seller or the Originators to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

     Section 8.10. Successor Agent. The Agent may, upon at least five (5) Business Days notice to the Seller, each Purchaser Agent and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent. The Instructing Group hereby appoints PNC Bank, National Association as successor Agent and PNC Bank, National Association hereby accepts such appointment.
Article IX
Miscellaneous
     Section 9.1. Termination. Each Conduit Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Conduit Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, each Purchaser Agent and each Purchaser under Article VI and Section 8.9 shall survive such termination.
     Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by email transmission, telecopier or other facsimile communication), given to the appropriate Person at its email address, address or telecopy number set forth on the signature pages hereof or at such other email address, address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent or such Purchaser Agent is required to forward such notice.
     Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the relevant Purchaser Agent (for the benefit of such Purchaser or other Person). Such payments shall be made to the relevant Purchaser Agent Account. The Agent or appropriate Purchaser Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 1:00 p.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent or the appropriate Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any CP Funding Costs, Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, CP Funding Costs and Discount shall be calculated for the actual days elapsed based on a 360 day year.
     Section 9.4. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).
     Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Agent and the Instructing Group. In addition, no amendment of any Transaction Document shall, without the consent of (a) all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Related Liquidity Providers, (iv) except as provided herein, release, transfer or modify any Related Liquidity Provider’s Purchase Interest or change any Commitment, (v) amend the definition of Instructing Group, Termination Event or Section 1.1, 1.2, 1.5, 1.7(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, Section 2.1 of the Liquidity Agreement, or any provision of the Limited Guaranty or any obligation of the Originator thereunder, (vi) consent to the assignment or transfer by the Seller or any Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Originator to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions or (b) the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent’s or such Purchaser Agent’s own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Collection Agent to the Agent (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchaser Agents, the Purchasers and the Agent.
     Section 9.7. Waivers. No failure or delay of the Agent, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto.
     Section 9.8. Successors and Assigns; Participations; Assignments.
     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without obtaining the prior consent of the Agent, the Purchaser Agent and the Purchasers.
     (b) Participations. Upon the consent of the Seller (which consent shall not be unreasonably withheld) any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the Liquidity Agreement. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under the Liquidity Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were a Purchaser hereunder and under the Liquidity Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the Liquidity Agreement, except amendments described in clause (a) of Section 9.6.
     (c) Assignments by Liquidity Providers. Upon the consent of the Seller (which consent shall not be unreasonably withheld) any Related Liquidity Provider may assign to one or more Persons (“Purchasing Liquidity Providers”), acceptable to the relevant Purchaser Agent, any portion of its Commitment as a Liquidity Provider hereunder and under the Liquidity Agreement and Purchase Interest pursuant to a supplement hereto and to the Liquidity Agreement (a “Transfer Supplement”) in form satisfactory to the relevant Purchaser Agent executed by each such Purchasing Liquidity Provider, such selling Related Liquidity Provider and the Agent. Any such assignment by a Liquidity Provider must be for an amount of at least Five Million Dollars. Each Purchasing Liquidity Provider shall pay a fee of Three Thousand Dollars to its Purchaser Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Liquidity Provider’s Investment and its Commitment as a Liquidity Provider hereunder and under its Liquidity Agreement. Upon the execution and delivery to the relevant Purchaser Agent of the Transfer Supplement and payment by the Purchasing Liquidity Provider to the selling Related Liquidity Provider of the agreed purchase price, such selling Related Liquidity Provider shall be released from its obligations hereunder and under the Liquidity Agreement to the extent of such assignment and such Purchasing Liquidity Provider shall for all purposes be a Related Liquidity Provider party hereto and shall have all the rights and obligations of a Related Liquidity Provider hereunder to the same extent as if it were an original party hereto and to the Liquidity Agreement with a Commitment as a Related Liquidity Provider, any Investment and any related Assigned Settlement described in the Transfer Supplement.
     (d) Replaceable Liquidity Providers. If any Related Liquidity Provider (a “Replaceable Liquidity Provider”) shall (i) petition the Seller for any amounts under Section 6.2 or (ii) have a short-term debt rating lower than the “A-1” by S&P and “P-1” by Moody’s (unless such Related Liquidity Provider is also the Purchaser Agent), the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a “Replacement Related Liquidity Provider”) acceptable to both the relevant Purchaser Agent and the Seller, to which such Replaceable Related Liquidity Provider shall, subject to its receipt of an amount equal to its Investment, any related Assigned Settlement, and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Related Liquidity Provider Commitment hereunder and under the Liquidity Agreement, together with all of its Purchase Interest, and any related Assigned Settlement, to the Replacement Liquidity Provider in accordance with Section 9.8(c).
     (e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to each Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of or any of its beneficial interest in, the Purchase Interest and the related Assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to Agent, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, that a Conduit Purchaser may not, without the prior consent of its Related Liquidity Providers, transfer any of its rights under the related Liquidity Agreement to cause its Related Liquidity Providers to purchase the Purchaser Interest of such Conduit Purchaser and the Assigned Settlement unless the assignee (i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has the related Purchaser Agent as its administrative agent and (iii) issues commercial paper with credit ratings substantially comparable to the then current ratings of such Conduit Purchaser. Each new Conduit Purchaser shall pay a fee of Three Thousand Dollars to the Agent. Each Conduit Purchaser shall notify the

Seller prior to any such assignment and shall promptly notify each other party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser’s Purchase Interest and the related Assigned Settlement and the payment to the Agent of the fee specified above, the assignee shall have all of the rights of such Conduit Purchaser hereunder relate to such Purchase Interest and related Assigned Settlement.
     (f) Opinions of Counsel. If required by the Agent or such Purchaser Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request. It is expressly understood that any costs or expenses relating to such opinions shall not be for the account of or an expense of the Seller or any Originator.
     Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the “Intended Tax Characterization”). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Receivables, Related Security and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.
     Section 9.10. Confidentiality. The parties hereto agree to hold the Transaction Documents or any other confidential or proprietary information received in connection therewith in confidence and agree not to provide any Person with copies of any Transaction Document or such other confidential or proprietary information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (iii) any rating agency, (iv) any surety, guarantor or credit or liquidity enhancer to the Agent, any Purchaser Agent or any Purchaser which (in each case) has signed a confidentiality agreement substantially in the form of the confidentiality agreement signed by the Agent prior to the date hereof, (v) Conduit Purchaser’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction; provided, however, that nothing herein shall prohibit the filing of this Agreement by AMETEK, Inc. with the Securities and Exchange Commission. Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt (provided that the source of such information was not bound by a confidentiality agreement with the Seller or any Originator) or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).

     Section 9.11. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. The provisions of this Section 9.11 shall survive termination of this Agreement.
     Section 9.12. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s commercial paper notes are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.12 shall survive the termination of this Agreement.
     Section 9.13. No Recourse. The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.
     Section 9.14. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.
     Section 9.15. Cumulative Rights and Severability. All rights and remedies of the Purchasers, Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

     Section 9.16. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.16 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.
     Section 9.17. Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.
     Section 9.18. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.
     Section 9.19. Previously Delivered Opinions. The parties hereto hereby acknowledge that the Seller has previously caused to be delivered to the Agent and each Purchaser Agent those certain opinions of outside counsel to the Seller and Originators addressing (i) customary “true sale” and “non-consolidation” bankruptcy issues relating to the transactions contemplated by the Transaction Documents, and (ii) the attachment, perfection and (based solely on UCC search reports) priority of the transfer of Receivables and Collections contemplated by Section 5.1(l) of the Original Agreement and the Purchase Agreement, each in form and substance reasonably satisfactory to the Agent and the Purchaser Agent.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

PNC Bank, National Association, as the Agent		PNC Bank, National Association, as a Liquidity Provider

By:	/s/ Kelly Birch	By:	/s/ Denise D. Killen

Title:	Vice President	Title:	Senior Vice President

Address:	PNC Bank, National	Address:	PNC Bank, National
	Association		Association
	One PNC Plaza, 26th Floor		One PNC Plaza, 26th Floor
	249 Fifth Avenue		249 Fifth Avenue
	Pittsburgh, Pennsylvania		Pittsburgh, Pennsylvania
	15222-2707		15222-2707
Attention:	William Falcon	Attention:	William Falcon
Telephone:	(412) 762-5442	Telephone:	(412) 762-5442
Telecopy:	(412) 762-9184	Telecopy:	(412) 762-9184
Email:	william.falcon@pnc.com	Email:	william.falcon@pnc.com
	pncconduitgroup@pnc.com		pncconduitgroup@pnc.com

Market Street Funding LLC,
By:	/s/ Doris J. Hearn
Title:	Vice President

Address:	c/o AMACAR Group, L.L.C.
6525 Morrison Boulevard
Suite 318
Attention:	Charlotte, North Carolina 28211 Douglas K. Johnson
Telephone:	(704) 365-0569
Telecopy:	(704) 365-1362
Email:

Purchase Limit: $100,000,000

AMETEK Receivables Corp., as Seller

By:	/s/ John J. Molinelli

Title:	/s/ Executive Vice President and CFO

	Address:	37 N. Valley Road
		Paoli, Pennsylvania 19301
	Attention:

	Telephone:	(610)

	Telecopy:	(610)

	Email:

AMETEK, Inc., as Initial Collection Agent

By:	/s/ Mark Pave

Title:	Director, Assistant Treasurer
	Address:	37 N. Valley Road
		Paoli, Pennsylvania 19301
	Attention:

	Telephone:	(610)

	Telecopy:	(610)

	Email:

Consented and Agreed to:

ABN AMRO Bank N.V.

By:	/s/ Kristina Neville
Title:	Vice President

By: Title:	/s/ Tom Educate Managing Director

Amsterdam Funding Corporation

By: Title:	/s/ Jill Gordon Vice President

Schedule I
Definitions
     The following terms have the meanings set forth, or referred to, below:
     “Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.
     “Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.
     “Agent” is defined in the first paragraph hereof.
     “Agent’s Account” means the account designated to the Seller and the Purchasers by the Agent.
     “Aggregate Commitment” means $102,000,000, as such amount may be reduced pursuant to Section 1.6.
     “Aggregate Investment” means the sum of the Investments of all Purchasers.
     “Aggregate Reserve” means, at any time at which such amount is calculated, the sum of the Discount Reserve, the Loss Reserve and the Dilution Reserve.
     “AMETEK Credit Agreement” means the Credit Agreement, dated as of September 17, 2001 and amended and restated as of June 17, 2005, and further amended and restated as of October 6, 2006, and amended by a First Amendment dated as of June 29, 2007, among the Initial Collection Agent, as Borrower, Various Lending Institutions party thereto, Bank of America, N.A., PNC Bank National Association, SunTrust Bank and Wachovia Bank, N.A., as Syndication Agents, Citizens Bank of Pennsylvania, as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities Inc., as Lead Arranger and Bookrunner as such agreement is amended, restated or otherwise modified from time to time.
     “Assigned Settlement” means, for each Related Liquidity Provider for any Put, the product of such Purchaser’s Purchased Percentage and the amount of the Conduit Purchaser Settlement being transferred pursuant to such Put.
     “Bankruptcy Event” means, for any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors or (ii) any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action and, in the case of (a)(ii) above, remains undismissed, undischarged or unbonded for a period of 60 days.
     “Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York City or Philadelphia, Pennsylvania are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.
     “Change of Control” means the occurrence of any one or more of the following: (a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), at any time of beneficial ownership of 15% or more of the voting stock of the Seller or any Originator on a fully diluted basis, (b) the failure of any Originator at any time and for any reason to own both legally and beneficially at least 100% of the voting stock of the Seller on a fully diluted basis, or (c) the failure of individuals who are members of the board of directors of any Originator on the date of this Agreement (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the date of this Agreement or previously so approved) to constitute a majority of the board of directors of such Originator.
     “Charge-Off” means any Receivable (other than a Defaulted Receivable) that has or should have been (in accordance with AMETEK, Inc.’s “Comptrollers Manual” relating to the accounting for bad debts) charged off or written off by the Seller.
     “Collection” means any amount paid, or deemed paid, on a Receivable or by the Seller as a Deemed Collection under Section 1.5(b).
     “Collection Agent” is defined in Section 3.1(a).
     “Collection Agent Fee” is defined in Section 3.6.
     “Collection Agent Replacement Event” means the occurrence of any one or more of the following:
     (a) the Collection Agent (or any sub-collection agent) fails to observe or perform any material term, covenant or agreement under any Transaction Document and such failure continues unremedied for one (1) Business Day;
     (b) any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made and such inaccuracy continues for five (5) Business Days after the earlier of (i) the date the Collection Agent becomes aware of such inaccuracy or (ii) the date the Agent gives notice of such inaccuracy to the Collection Agent; or

     (c) the Collection Agent suffers a Bankruptcy Event.
     “Commitment” means, for each Related Liquidity Provider, the amount set forth on Schedule II for such Related Liquidity Provider or in a Transfer Supplement, and for each Purchaser Group, the amount set forth on Schedule II for all Related Liquidity Providers in such Purchaser Group, in each case, as adjusted in accordance with Sections 1.6 and 9.8.
     “Commitment Percentage” means, for each Related Liquidity Provider in a Purchaser Group, the Commitment for such Related Liquidity Provider divided by the total of all Commitments of all Related Liquidity Providers in such Purchaser Group.
     “Conduit Purchaser” means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Conduit Purchaser pursuant to a Transfer Supplement.
     “Conduit Purchaser Settlement” means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to a Conduit Purchaser (or owed to the Agent or Purchaser Agent or the Collection Agent for the benefit of a Conduit Purchaser) by the Seller that, if paid, would be applied to reduce Investment.
     “CP Dealer” means, at any time, for each Conduit Purchaser, each Person such Conduit Purchaser then engages as a placement agent or commercial paper dealer.
     “CP Funding Costs” means, for any day for any Conduit Purchaser, the product of (i) the per annum rate (inclusive of dealer fees and commissions and other costs associated with the issuance of commercial paper notes) paid or payable by such Conduit Purchaser in respect of commercial paper notes on such day that are allocated, in whole or in part, to fund or maintain its Investment for such day, as determined by its Purchaser Agent (and which may also be allocated in part to the funding of other assets of such Conduit Purchaser) and other costs allocated by the Conduit Purchaser to fund or maintain its Investment associated with the funding by the Conduit Purchaser of small or odd lot amounts that are not funded with commercial paper notes (provided that if any component of such rate is a discount rate, the applicable Purchaser Agent shall convert such rate to an interest bearing equivalent rate) and (ii) the Conduit’s Investment as of the end of such day and (iii) 1/360.
     “Credit and Collection Policy” means the Seller’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit I.
     “Deemed Collections” is defined in Section 1.5(c).
     “Default Ratio” means the ratio (expressed as a percentage), for any calendar month of (a) the then aggregate outstanding balance of all Defaulted Receivables (minus Charge-Offs) at the end of such calendar month to (b) the then aggregate outstanding balance of all Receivables (minus Charge-Offs) at the end of such calendar month.

     “Defaulted Receivable” means any Receivable (other than a Charge-Off) (a) on which any amount is unpaid more than 90 days past its original due date or (b) the Obligor on which has suffered a Bankruptcy Event.
     “Delinquency Ratio” means, the ratio (expressed as a percentage), for any calendar month of (a) the aggregate outstanding balance of all Delinquent Receivables as of the end of such calendar month to (b) the sum of the aggregate outstanding balance of all Receivables as of the end of such calendar month.
     “Delinquent Receivable” means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days.
     “Designated Financial Officer” means the Executive Vice President, Chief Financial Officer, Vice President and Controller, Treasurer, or any Assistant Controller of the Seller or any Originator, as applicable.
     “Dilution Ratio” means, the ratio (expressed as a percentage), for any period, of (a) the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) for such period to (b) the aggregate amount of Collections received during such period.
     “Dilution Reserve” means, at any time, (i) the product of 1.5 and the highest three month average Dilution Ratio as of the last day of the most recent three Settlement Periods (including such Settlement Period) multiplied by (ii) the Net Receivable Balance as of the last day of such Settlement Period
     “Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.
     “Discount Period” means, with respect to any Settlement Date or the Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Termination Date, as applicable.
     “Discount Rate” means, (i) for any Tranche Period relating to a Eurodollar Tranche, the Eurodollar Rate applicable thereto and (ii) for any Tranche Period relating to a Prime Tranche, the Prime Rate applicable thereto.
     “Discount Reserve” means, at any time, the product of (a) the rate announced by PNC as its “Prime Rate” (which may not be its best or lowest rate) plus 2.0% multiplied by (b) Aggregate Investment multiplied by (c) a fraction, the numerator of which is 90 and the denominator of which is 360.
     “Dollar” and “$” means lawful currency of the United States of America.

     “Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Related Liquidity Providers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to the Conduit Purchaser on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.
     “Eligible Receivable” means, at any time, any Receivable:
     (i) the Obligor of which (a) is not an Affiliate of any of the parties hereto or any Originator; (b) except with respect to Governmental Receivables, is not a Governmental Authority; (c) is not then suffering a Bankruptcy Event; and (d) is a customer of an Originator in good standing and not the Obligor of any Receivable that became a Charge-Off;
     (ii) which is not a Defaulted Receivable or a Charge-Off;
     (iii) which is an “account” or “chattel paper” within the meaning of Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;
     (iv) which is denominated and payable only in Dollars in the USA;
     (v) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code and that has been invoiced by the applicable Originator;
     (vi) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not expressly require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator under such contract and (c) does not contain a confidentiality provision that purports to restrict any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract;
     (vii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto in any material respect (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

     (viii) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the applicable Originator’s business from the sale of goods or provision of services to a related Obligor solely by the applicable Originator; or
     (ix) the purchase of which with proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933.
     “Eligible Receivable Balance” means the outstanding principal balance of all Eligible Receivables.
     “Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period plus (b) the “Applicable Margin” for “Eurodollar Loans” made under the AMETEK Credit Agreement plus 0.25%, plus (c) during the pendency of a Termination Event, 2.00%.
     “Face Amount” means the face amount of any commercial paper issued by a Conduit Purchaser on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.
     “Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Market Street Purchaser Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by the Market Street Purchaser Agent. Each determination of the Federal Funds Rate by a Purchaser Agent shall be conclusive and binding on the Seller except in the case of manifest error.
     “Fee Letter” means, for each Purchaser Group, the letter agreement dated as of the date hereof between the Seller and the Purchaser Agent for such Purchaser Group.
     “Floor Percentage” means, at any time, based upon the long-term unsecured debt rating of AMETEK, Inc. the following percentages:

S&P Rating	Floor Percentage
BBB/BBB- or above	10.0%
BB+	20.0%
BB or Below or rating suspended or withdrawn by S&P	35.0%
     “Foreign Receivable” means any Receivable (i) the Obligor of which is domiciled in a country other than the United States of America and (ii) which otherwise satisfies the requirements of an “Eligible Receivable”.
     “Foreign Receivable Concentration Limit” means (A) with respect to Foreign Receivables described in clause (B) below in the aggregate, an amount not to exceed the Applicable Foreign Receivables Percentage of the Eligible Receivable Balance, (B)(i) with respect to all Foreign Receivables the Obligors of which are domiciled in the United Kingdom, an amount not to exceed 10.0% of the Eligible Receivable Balance, (ii) with respect to all Foreign Receivables the Obligors of which are domiciled in Canada, an amount not to exceed 10.0% of the Eligible Receivable Balance, and (iii) with respect to all Foreign Receivables the Obligors of which are domiciled in a country with a long-term foreign currency rating of not less than A by S&P and A2 by Moody’s that is not the United Kingdom or Canada, an amount not to exceed 20.0% of the Eligible Receivable Balance in the aggregate and 3.0% for each country.
     As used in this definition, “Applicable Foreign Receivables Percentage” shall mean 30.0%, if the senior unsecured indebtedness of the Initial Collection Agent is rated at least BBB- by S&P, provided, however, if the senior unsecured indebtedness of the Initial Collection Agent falls below BBB- by S&P the Applicable Foreign Receivables Percentage shall mean 15.0%.
     “Funding Agreement” means any agreement or instrument executed by a Conduit Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of such Conduit Purchaser.
     “Funding Source” means, for a Conduit Purchaser, any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for such Conduit Purchaser.
     “GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.
     “Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

     “Governmental Receivable” means any Receivable (i) the Obligor of which is a Governmental Authority domiciled in the United States and (ii) which otherwise satisfies the requirements of an “Eligible Receivable.”
     “Governmental Receivable Concentration Limit” means with respect to all Governmental Receivables in the aggregate, an amount not to exceed 5.0% of the Eligible Receivable Balance.
     “Incremental Purchase” is defined in Section 1.1(b).
     “Incremental Purchase Request” is defined in Section 1.1(c).
     “Initial Collection Agent” is defined in the first paragraph hereof.
     “Instructing Group” means (i) at any time there are three or more Purchaser Groups, the Purchaser Agents representing Purchaser Groups with at least 66-2/3% of the Commitments and (ii) at any time there are fewer than three Purchaser Groups, the Purchaser Agents representing Purchaser Groups with 100% of the Commitments.
     “Intended Tax Characterization” is defined in Section 9.9.
     “Interim Liquidation” means any time before the Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.
     “Investment” means, for each Purchaser (or Purchaser Group), (a) the sum of (i) all Incremental Purchases by such Purchaser (or Purchaser Group) and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser (or Purchaser Group) to acquire Investment from such other Purchaser minus (b) all Collections, amounts received from other Purchasers and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser (or Purchaser Group) to reduce such Purchaser’s Investment. A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.
     “LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the interest rate per annum determined by the applicable Purchaser Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by such Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Discount Period for an amount comparable to the portion of Investment to be funded at the Discount Rate and based upon LIBOR during such Discount Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. LIBOR for the Market Street Purchaser Group may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
     LIBOR =

1.00 — Euro-Rate Reserve Percentage
where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
     If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the relevant Purchaser Agent at least three Business Days before the commencement of the period for which it is to be determined), the applicable Purchaser Agent shall determine such rate based on the rates such Purchaser Agent is offered deposits of such duration in the London interbank market.
     “Limited Guaranty” means, the Second Amended and Restated Limited Guaranty, dated as of the date hereof, by AMETEK, Inc. in favor of the Agent.
     “Liquidation Period” means, for each Conduit Purchaser only, all times when such Conduit Purchaser is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Termination Date.
     “Liquidity Agreement” means each transfer, liquidity or asset purchase agreement entered into among a Conduit Purchaser, its Purchaser Agent and its Related Liquidity Providers in connection with this Agreement.
     “Lock-Box” means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).
     “Lock-Box Account” means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.
     “Lock-Box Agreement” means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.
     “Lock-Box Bank” means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

     “Lock-Box Letter” means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.
     “Loss Reserve” means, at any time, the product of (i) the greater of (a) the Floor Percentage and (b) three times the highest average Default Ratio (expressed as a percentage) for the three three-month periods ending on the last day of each of the last three Settlement Periods multiplied by (ii) the Net Receivable Balance.
     “Loss-to-Liquidation Ratio” means, for any calendar month, the ratio (expressed as a percentage) of the outstanding balance of Charge-Offs made during such calendar month to the aggregate amount of Collections during such calendar month.
     “Market Street” is defined in the first paragraph hereof.
     “Market Street Purchaser Agent” means PNC, and its successors and assigns in such capacity pursuant to the terms hereof.
     “Market Street Purchaser Group” means the Purchaser Group that includes Market Street.
     “Matured Aggregate Investment” means, at any time, the Matured Value of a Conduit Purchaser’s Investment plus the total Investments of all other Purchasers then outstanding.
     “Matured Value” means, of any Investment, the sum of such Investment and all unpaid CP Funding Costs or Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.
     “Maximum Incremental Purchase Amount” means, at any time, the lesser of (a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Receivable Balance” means, at any time, the Eligible Receivable Balance less the sum (without duplication) of the portions of the Eligible Receivable Balance (i) that exceed the Obligor Concentration Limit, (ii) that exceed the Governmental Receivable Concentration Limit, and (iii) that exceed the Foreign Receivables Concentration Limit.
     “Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.
     “Obligor Concentration Limit” means (i) with respect to Obligors with senior unsecured long-term indebtedness rated A- (or higher) by S&P and A3 (or higher) by Moody’s, an amount not to exceed 10.0% of the Eligible Receivable Balance, (ii) with respect to Obligors with senior unsecured long-term indebtedness rated BBB- (or higher) by S&P and Baa3 (or higher) by Moody’s that are not described in clause (i) above, an amount not to exceed 5.0% of the Eligible Receivable Balance, and (iii) with respect to Obligors not described in clause (i) or (ii) above, 3.33% of the Eligible Receivable Balance.
     “Originators” means each of AMETEK, Inc., a Delaware corporation (“AMETEK”), Rotron Incorporated, a New York corporation, Advanced Measurement Technology, Inc., a Delaware corporation (“Advanced”), Patriot Sensors and Controls Corporation, a Delaware corporation (“Patriot”) and EDAX Inc., a Delaware corporation (“EDAX”).
     “Periodic Report” is defined in Section 3.3.
     “Permitted Investments” shall mean (a) evidences of indebtedness, maturing not more than thirty (30) days after the date of purchase thereof, issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States of America, (b) repurchase agreements with banking institutions or broker-dealers that are registered under the Securities Exchange Act of 1934 fully secured by obligations of the kind specified in clause (a) above, (c) money market funds denominated in Dollars rated not lower than A-1 (and without the “r” symbol attached to any such rating) by S&P and P-1 by Moody’s or otherwise acceptable to the Rating Agencies or (d) commercial paper denominated in Dollars issued by any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated at least A-1 (and without any “r” symbol attached to any such rating) thereof by S&P and at least Prime-1 thereof by Moody’s.
     “Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.
     “PNC” means PNC Bank, National Association, and its successors and assigns.
     “Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.
     “Prime Rate” means, (with respect to each Purchaser Group) for any period, the daily average during such period of (a) the greater of (i) the floating commercial loan rate per annum of the applicable Purchaser Agent (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by such Purchaser Agent) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (b) during the pendency of a Termination Event, 2.00%.
     “Purchase” is defined in Section 1.1(a).
     “Purchase Agreement” means the Receivables Purchase Agreement dated as of October 1, 1999 between the Seller and each Originator.

     “Purchase Amount” is defined in Section 1.1(c).
     “Purchase Date” is defined in Section 1.1(c).
     “Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a); provided, however, that (except for purposes of computing a Purchase Interest or the Sold Interest in Section 1.5 or 1.7) at any time the Sold Interest would otherwise exceed 100% each Purchaser then holding any Investment shall have its Purchase Interest reduced by multiplying such Purchase Interest by a fraction equal to 100% divided by the Sold Interest otherwise then in effect, so that the Sold Interest is thereby reduced to 100%.
     “Purchase Limit” means in the aggregate $100,000,000 and, for each Purchaser Group, the amount set forth on the signature page of each Conduit Purchaser.
     “Purchased Percentage” means, for any Put, for each Related Liquidity Provider, its Ratable Share or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment.
     “Purchaser Agent” means PNC, as agent for the Market Street Purchaser Group.
     “Purchaser Agent Account” means ABA 043-000-096, Acct No.:  1002422076, Ref: Market Street Funding LLC.
     “Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its Related Liquidity Providers (if any), and the Purchasers party to its Liquidity Agreement.
     “Purchaser Reserve Percentage” means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser’s outstanding Investment and the denominator of which is the Aggregate Investment.
     “Purchasers” means each Conduit Purchaser and the Related Liquidity Providers.
     “Put” is defined in Section 2.1(a).
     “Ratable Share” means, for each Purchaser Group, such Purchaser Group’s Commitment divided by the aggregate Commitment of all Purchaser Groups.
     “Rating Agency” means Moody’s, S&P and any other rating agency a Conduit Purchaser chooses to rate its commercial paper notes.
     “Ratings” means for any Conduit Purchaser the ratings by the Rating Agencies of the indebtedness for borrowed money of such Conduit Purchaser.
     “Receivable” means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originators and includes each Originator’s rights to payment of any interest or finance charges and all proceeds of the foregoing. During any Interim Liquidation and on and after the Termination Date, the term “Receivable” shall only include receivables existing on the date such Interim Liquidation commenced or Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.
     “Receivable Purchase Facility” means any receivables purchase agreement, loan agreement or other similar contractual arrangement to which a Conduit Purchaser is a party relating to the transfer, purchase or financing of receivables or other assets.
     “Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.
     “Reinvestment Purchase” is defined in Section 1.1(b).
     “Related Liquidity Providers” means the Persons listed as such (and their respective Commitments) for each Conduit Purchaser as listed on Schedule II hereto and each other Person that becomes a Related Liquidity Provider pursuant to a Transfer Supplement.
     “Related Security” means all of each Originator’s rights in the merchandise (including returned goods) and contracts relating to the Receivables, all security interests, guaranties and property securing or supporting payment of the Receivables, all Records and all proceeds of the foregoing.
     “Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Net Receivable Balance.
     “Seller” is defined in the first paragraph hereof.
     “Seller Account” means the Seller’s account designated by the Seller to the Agent and each Purchaser Agent in writing.
     “Settlement Date” means the 20th day of each calendar month.
     “Settlement Period” means with respect to each Settlement Date, the calendar month preceding such Settlement Date; provided, however, that after the occurrence of a Termination Event, the duration of each Settlement Period will be the number of days designated by the Purchaser Agents.
     “Sold Interest” is defined in Section 1.1(a).
     “S&P” means Standard & Poor’s Ratings Group.

     “Subordinated Note” means the revolving promissory note issued by the Seller to each Originator under the Purchase Agreement.
     “Subordination Agreement” means the Amended and Restated Subordination Agreement dated as of the date hereof between each Originator and the Seller.
     “Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Originator or by one or more other Subsidiaries of the Seller or any Originator. The Subsidiaries of the Originators on the date hereof are listed on Exhibit E.
     “Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).
     “Termination Date” means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence and during the continuance of any other Termination Event, (c) the Business Day designated by the Seller with no less than thirty (30) Business Days prior notice to the Agent and (d) May 28, 2009.
     “Termination Event” means the occurrence of any one or more of the following:
     (a) any representation, warranty, certification or statement made by the Seller or any Originator in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made (including pursuant to Section 7.2) and such inaccuracy continues for five Business Days after the earlier of (i) the date the Seller or any Originator becomes aware of such inaccuracy or (ii) the date the Agent gives notice of such inaccuracy to the Seller or any Originator, as applicable; or
     (b) the Collection Agent, any Originator or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.5(a)) and such failure continues unremedied for two Business Days after written notice from the Agent or any Purchaser; or
     (c) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for five Business Days after the earlier of (i) the date the Seller or the Collection Agent (or any sub-collection agent) becomes aware of such failure or (ii) the date the Agent gives notice of such failure to the Seller or the Collection Agent (or any sub-collection agent); or
     (d) any Originator or any Subsidiary suffers a Bankruptcy Event; or

     (e) the average Delinquency Ratio at the end of any calendar month measured for the three month period then ending exceeds 3.5%, the average Default Ratio at the end of any calendar month measured for the three month period then ending exceeds 7.0%, the average Dilution Ratio at the end of any calendar month measured for the three month period then ending exceeds 5.0% or the average Loss-to Liquidation Ratio at the end of any calendar month measured for the three month period then ending exceeds 2.5%; or
     (f) (i) the Seller, any Originator or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or
     (g) (i) any Originator or any Subsidiary (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $5,000,000) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof or (ii) a default or termination or similar event occurs under any agreement providing for the sale, transfer or conveyance by the Seller, any Originator or any Subsidiary of any of its financial assets; or
     (h) a Change of Control shall occur with respect to the Seller or any Originator; or
     (i) a Collection Agent Replacement Event has occurred and is continuing; or
     (j) “Consolidated EBITDA to Consolidated Interest Expense” under and as defined in the AMETEK Credit Agreement is less than 3.0:1.0; or
     (k) the “Consolidated Indebtedness to Consolidated EBITDA Ratio” under and as defined in the AMETEK Credit Agreement is greater than 3.0:1.0.
     Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Termination Date, has adjusted the Sold Interest as provided in Section 1.5(c) so that such Receivable is no longer considered to be outstanding.
     “Tranche” means a portion of the Investment of a Conduit Purchaser or of the Related Liquidity Providers allocated to a Tranche Period pursuant to Section 1.3. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Funding Costs, (ii) Eurodollar Rate, or (iii) Prime Rate, respectively.
     “Tranche Period” means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a Eurodollar Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not exceed 30 days.

     “Transaction Documents” means this Agreement, the Fee Letter, the Limited Guaranty, the Purchase Agreement, the Subordinated Note(s), the Subordination Agreement, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.
     “Transfer Supplement” is defined in Section 9.8.
     “UCC” means, for any state, the Uniform Commercial Code as in effect in such state.
     “USA” means the United States of America (including all states and political subdivisions thereof).
     “Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.
     “Unused Commitment” means, for any Related Liquidity Provider at any time, the difference between its Commitment and its Investment then outstanding.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.

Schedule II
Liquidity Providers and Commitments of Related Liquidity Providers

Name of Liquidity Provider	Commitment

PNC Bank, National Association	$102,000,000

Exhibit A
to
Second Amended and Restated
Receivables Sale Agreement
Form of Incremental Purchase Request
                    , 200_
PNC Bank, National Association, as Agent
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attn: William Falcon

Re:	Second Amended and Restated Receivables Sale Agreement dated as of May 29, 2008 (the “Sale Agreement”) among AMETEK Receivables Corp., as Seller, AMETEK, Inc., as Initial Collection Agent, PNC Bank, National Association, as Agent, and the Purchasers thereunder
Ladies and Gentlemen:
     The undersigned Seller under the above-referenced Sale Agreement hereby confirms its has requested an Incremental Purchase of $                     by [the Conduit Purchasers/the Related Liquidity Providers] under the Sale Agreement. If funded by the Related Liquidity Providers, the Seller further confirms it has requested a Tranche Period beginning on                      for such increased Investment [or insert different Tranche Periods for different Tranches. Also, if purchases by Related Liquidity Providers are requested, insert for each Tranche whether it is a Eurodollar or Prime Tranche.]
     Attached hereto as Schedule I is information relating to the proposed Incremental Purchase required by the Sale Agreement. If on the date of this Incremental Purchase Request (“Notice”), an Interim Liquidation is in effect, this Notice revokes our request for such Interim Liquidation so that Reinvestment Purchases shall immediately commence in accordance with Section 1.1(d) of the Sale Agreement.

     The Seller hereby certifies that both before and after giving effect to [each of] the proposed Incremental Purchase[s] contemplated hereby and the use of the proceeds therefrom, all of the requirements of Section 7.2 of the Sale Agreement have been satisfied.

Very truly yours,

AMETEK Receivables Corp.

By

Title

AMETEK, Inc., as Collection Agent

By

Title

A-2

Schedule I
to
Incremental Purchase Requests
Summary of Information Relating to Proposed Sale(s)

A1	Date of Notice

A2	Proposed Purchase Dates (each of which is a Business Day)

A3	Respective Proposed Incremental Purchase on each such Purchase Date	$			$			$			$

	(each Incremental		(A3A	)		(A3B	)		(A3C	)		(A3D	)
Purchase must be in a minimum amount of $1,000,000 and multiples thereof, or, if less, an amount equal to the Maximum Incremental Purchase Amount)

A4	Proposed Allocation among Purchasers

	Market Street	$			$			$			$

	Market Street Liquidity Providers	$			$			$			$

A5	Tranche Period and Related Liquidity Providers (for Related Liquidity Providers only)

Starting Date

Ending Date

Number of Days

Prime or Eurodollar

A-3

Exhibit B
to
Second Amended and Restated
Receivables Sale Agreement
Form of Notification of Assignment to Conduit Purchasers
From their Related Liquidity Providers
                    , 200_
AMETEK Receivables Corp.

PNC Bank, National Association, as Agent
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attn: William Falcon

Re:	Second Amended and Restated Receivables Sale Agreement dated as of May 29, 2008 (the “Sale Agreement”) among AMETEK Receivables Corp., as Seller, AMETEK, Inc., as Initial Collection Agent, PNC Bank, National Association, as Agent, and the Purchasers thereunder
Ladies and Gentlemen:
     The Agent under the above referenced Sale Agreement hereby notifies each of you that Market Street has notified the Agent pursuant to Section 2.2 of the Sale Agreement that it will purchase from the Related Liquidity Providers on                      (the “Purchase Date”) that portion of the Related Liquidity Providers’ Investments identified on Schedule I hereto (the “Assigned Interest”). As further provided in Section 2.2 of the Sale Agreement, upon payment by Market Street to the Agent of the purchase price of such Investments described on Schedule I hereto, effective as of the Purchase Date the assignment by the Related Liquidity Providers to Market Street of the Assigned Interest shall be complete and all payments thereon under the Sale Agreement shall be made to Market Street.
     In accordance with the Sale Agreement, each Related Liquidity Provider’s acceptance of the portion of the purchase price payable to it described on Schedule I hereto constitutes its representation and warranty that it is the legal and beneficial owner of the portion of the Assigned Interest related to its Purchase Interest identified on Schedule I free and clear of any Adverse Claim created or granted by it and that on the Purchase Date it is not subject to a Bankruptcy Event.

Very truly yours,

PNC Bank, National Association, as Agent

By

Name

Title

By

Name

Title

B-2

Schedule I
to
Notification of Assignment
Dated                     , 200_
I.	Amount of Related Liquidity Provider Investment Assigned: $
II.	Information for each Related Liquidity Provider:

Purchaser	Purchase Interest	Purchase Price*
III.	Information for Seller:

Aggregate amount of purchase price in excess of amount of Investment assigned: $ .

*	Calculated in accordance with Section 2.2.

B-3

Exhibit C
Form of Periodic Report
See Attached

EXHIBIT D
ADDRESSES AND NAMES OF SELLER AND ORIGINATORS
1. Locations. (a) The chief executive offices of the Seller and the Originators are located at the following addresses:
AMETEK, Inc.
37 North Valley Road
Building 4
P.O. Box 1764
Paoli, PA 19301-0801
Rotron, Incorporated
55 Hasbrouck Lane
Woodstock, NY 12498
AMETEK Receivables Corp.
37 North Valley Road
Building 4
P.O. Box 1764
Paoli, PA 19301
Advanced Measurement Technology, Inc.
801 S. Illinois Avenue
Oak Ridge, TN 37831-0895
Patriot Sensors and Controls Corporation
1080 N. Crooks Road
Clawson, MI 48017-1097
EDAX Inc.
91 McKee Drive
Mahwah, NJ 07430
No such address for AMETEK, Inc. was different at any time since January 1987.
No such address for Rotron, Incorporated was different at any time since January 1998.
No such address for AMETEK Receivables Corp. was different at any time since September 1999.
(b) The following are all locations where the Seller and the Originators directly or through their agents maintain any Records:
AMETEK, Inc.:
37 N. Valley Road
Paoli, PA 19301

AMETEK Receivables Corp.:
37 N. Valley Road
Paoli, PA 19301
AMETEK Advanced Measurement Technology:
801 S. Illinois Avenue
Oak Ridge, TN 37831-0895
AMETEK Aerospace & Defense:
50 Fordham Road
Wilmington, MA 01887-2190
4333 Harbour Point Boulevard
SW, Suite A
Mukilteo, Washington 98275
33 Lewis Road
Binghamton, NY 13905
900 Clymer Avenue
Sellersville, PA 18960-2600
AMETEK Automation & Process Technologies:
1080 N. Crooks Road
Clawson, MI 48017-1097
6380 Brockway Rd.
Peck, MI 48466
AMETEK Dixson:
287 27 Road
Grand Junction, Colorado 81503
AMETEK Drexelbrook:
205 Keith Valley Road
Horsham, Pennsylvania 19044
AMETEK Edax:
91 McKee Drive
Mahwah, New Jersey 07432
AMETEK Gulton Statham:
1644 Whittier Ave.

Costa Mesa, CA 92627
AMETEK Lamb Electric:
627 Lake Street
Kent, OH 44240
AMETEK Military & Aerospace Products:
55 Hasbrouck Lane
Woodstock, NY 12498
AMETEK Prestolite Motors:
1211 West Cherokee
Wagoner, OK 74467
AMETEK Prestolite Power & Switch:
2220 Corporate Drive
Troy, Ohio 45373
AMETEK Process & Analytical Instruments:
150 Freeport Road
Pittsburgh, Pennsylvania 15238
455 Corporate Boulevard
Newark, Delaware 19702
AMETEK Rochester Instruments:
255 Union Street
Rochester, New York 14605
AMETEK Specialty Metal Products:
21 Toelles Road
Wallingford, CT 06492
Route 519
Eighty Four, PA 15330
AMETEK Technical & Industrial Products:
627 Lake Street
Kent, OH 44240
Rock Creek Center
1210 NC Highway 61
Whitsett, NC 27377

75 North Street
Saugerties, NY 12477
AMETEK Test & Calibration Instruments:
8600 Somerset Drive
Largo, Florida 33773
AMETEK U.S. Gauge:
900 Clymer Avenue
Sellersville, PA 18960-2600
820 Pennsylvania Blvd.
Feasterville, PA 19053
2. Names. The following is a list of all names (including trade names or similar appellations) used by the Seller and the Originators or any of its divisions or other business units that generate Receivables:
AMETEK, Inc.
AMETEK Advanced Measurement Technology
AMETEK Aerospace & Defense
AMETEK Automation & Process Technologies
AMETEK Dixson
AMETEK Drexelbrook
AMETEK Edax
AMETEK Gulton Statham
AMETEK Lamb Electric
AMETEK Military & Aerospace Products
AMETEK Prestolite Motors
AMETEK Prestolite Power & Switch
AMETEK Process & Analytical Instruments
AMETEK Rochester Instruments
AMETEK Specialty Metal Products
AMETEK Technical & Industrial Products
AMETEK Test & Calibration Instruments
AMETEK U. S. Gauge
AMETEK Commercial Motors
AMETEK Floor Care & Specialty Motors
AMETEK Materials Analysis
AMETEK Measurement & Calibration Technologies
AMETEK Power Systems & Instruments
AMETEK Technical & Industrial Products
AMETEK Vehicular Instrumentation Systems

AS OF 5/29/08
Exhibit E
Subsidiaries of AMETEK, Inc.

	State or other	Percentage of
	jurisdiction of	voting securities
Name of Subsidiary and name	incorporation or	owned by its
under which it does business	organization	immediate parent*
Advanced Measurement Technology, Inc.	Delaware	100%
AMETEK (Bermuda), Ltd.	Bermuda	100%
AMETEK (Canada), Ltd.	Canada	100%
AMETEK IMTSA, S.A. de C.V.	Mexico	100%
(In Liquidation)
AMETEK Lamb Motores de Mexico, S.A. de C.V.	Mexico	100%
AMETEK Mexicana, S.A.	Mexico	100%
(In Liquidation)
AMETEK Motors Holding, Inc.	Delaware	100%
AMETEK Receivables Corp.	Delaware	100%
AMETEK Thermal Systems, Inc.	Delaware	100%
California Instruments Corporation	California	100%
Chandler Instruments Company, L.L.C.	Texas	100%
Grabner Instruments Messtechnik GmbH	Austria	100%
Petrolab, L.L.C.	Delaware	100%
Controls Holding Corporation	Delaware	100%
Patriot Sensors & Controls Corporation	Delaware	100%
Nihon Drexelbrook KK	Japan	100%
Drake Air, Inc.	Oklahoma	100%
EDAX Inc.	Delaware	100%
EDAX Japan K.K.	Japan	100%
EDAX B.V.	Netherlands	100%
EMA Corp.	Delaware	100%
Amekai (BVI), Ltd.	British Virgin Islands	50%
AMETEK Advanced Industries, Inc.	Delaware	100%
AMETEK Aircraft Parts & Accessories, Inc.	Delaware	100%
AMETEK Do Brasil Ltda.	Brazil	100%
AMETEK Grundbesitz GmbH	Germany	100%
AMETEK International C.V.	Netherlands	99.9%
AMETEK Holdings B.V.	Netherlands	100%
AEM Limited	England	100%
Aeromedic Innovations Limited	England	100%
Aviation Windings Limited	England	100%
Avionics Mobile Services Limited	England	100%
AMETEK Denmark A/S	Denmark	100%
AMETEK Elektomotory s.r.o.	Czech Republic	100%
AMETEK Holdings SARL	France	100%

AS OF 5/29/08

	State or other	Percentage of
	jurisdiction of	voting securities
Name of Subsidiary and name	incorporation or	owned by its
under which it does business	organization	immediate parent*
Financiere CAMECA (SAS)	France	100%
Micro Analyse Instruments SAS	France	100%
CAMECA SAS	France	100%
CAMECA Instruments, Inc.	New York	100%
CAMECA Instruments Japan K.K.	Japan	100%
CAMECA Korea Co. Ltd.	Korea	100%
CAMECA Taiwan Corp. Ltd.	Taiwan	100%
CAMECA UK Limited	England	100%
CAMECA GmbH	Germany	100%
AMETEK Italia S.r.l.	Italy	100%
AMETEK Singapore Private Ltd.	Singapore	100%
Amekai Singapore Private Ltd.	Singapore	50%
Amekai Meter (Xiamen) Co., Ltd.	China	100%
AmeKai Taiwan Co., Ltd.	Taiwan	50%
AMETEK Motors Asia Private Ltd.	Singapore	100%
AMETEK Motors (Shanghai) Co., Ltd.	China	100%
AMETEK Commercial Enterprise	Shanghai China	100%
Antavia SAS	France	100%
EMA Holdings UK Limited	England	100%
Airtechnology Holdings Limited	England	100%
Airtechnology Group Limited	England	100%
Aircontrol Technologies Limited (In Liquidation)	England	100%
Airscrew Limited	England	100%
Airtechnology Pension Trustees Ltd.	England	100%
AMETEK Holdings (UK) Ltd.	England	100%
Lloyd Instruments Ltd.	England	100%
AMETEK SAS	France	63%
Solartron Instruments Ltd.	England	100%
OOO “AMETEK”	Russia	99%
AMETEK Precision Instruments (UK) Ltd.	England	100%
Land Instruments International Ltd.	England	100%
Land Instruments Sp zo.o.	Poland	100%
Land Instruments Ltd.	Japan	100%
TH Acquisition Company Limited	England
Taylor Hobson Holdings Limited	England	100%
Taylor Hobson Overseas Limited	England	100%
AMETEK GmbH	Germany	62%
AMETEK Nordic AB	Sweden	100%
AMETEK S.r.l.	Italy	100%
Taylor Hobson K Inc.	South Korea	100%
Taylor Hobson KK	Japan	100%
Taylor Hobson Limited	England	100%
Solartron Metrology Ltd.	England	100%

AS OF 5/29/08

	State or other	Percentage of
	jurisdiction of	voting securities
Name of Subsidiary and name	incorporation or	owned by its
under which it does business	organization	immediate parent*
Solartron Metrology 2001 Ltd.	England	100%
Taylor Hobson, Inc.	Delaware	100%
Taylor Hobson Trustees Limited	England	100%
SPECTRO Betelligungs GmbH	Germany	100%
SPECTRO Analytical Instruments (Asia-Pacific) Ltd.	Hong Kong	100%
SPECTRO GmbH	Germany	100%
SPECTRO Analytical Instruments GmbH & Co. KG	Germany	99%
SPECTRO Analytical Instruments, Inc.	Delaware	100%
SPECTRO Analytical Instruments (Pty). Ltd.	South Africa	100%
SPECTRO Analytical UK Limited	England	100%
SPECTRO BioNova GmbH (In Liquidation)	Germany	100%
AMETEK Land, Inc.	Delaware	100%
AMETEK Motors Hong Kong Ltd.	Hong Kong	100%
AMETEK Pittman, Inc.	Delaware	100%
AMETEK Precitech, Inc.	Delaware	100%
AMETEK SAI Holdings, Inc.	Delaware	100%
Southern Aero Partners, Inc.	Oklahoma	100%
AMETEK VIS-K, Inc.	Delaware	100%
MCG Acquisition Corporation	Minnesota	100%
MCG, Inc.	Minnesota	100%
Wuxi MCG Trading Company	China	100%
HCC Industries, Inc.	Delaware	100%
AMETEK Ceramics, Inc.	Delaware	100%
Glasseal Products, Inc.	New Jersey	100%
Sealtron Acquisition Corp.	Delaware	100%
Sealtron, Inc.	Delaware	100%
HCC Aegis, Inc.	Delaware	100%
HCC Industries International	California	100%
HCC Machining Co., Inc.	Delaware	100%
Hermetic Seal Corporation	Delaware	100%
Norfolk Avon Realty Trust (Dormant)	Massachusetts	100%
HP Acquisition Corp.	Delaware	100%
Hamilton Precision Metals, Inc.	Delaware	100%
Hamilton Precision Metals of Delaware, Inc.	Delaware	100%
KBA Holding, Inc.	Delaware	100%
KBA Enterprises, Inc.	Delaware	100%
Reading Alloys, Inc.	Pennsylvania	100%
RAI Enterprises, Inc.	Delaware	100%
NCC Holdings, Inc.	Delaware	100%
AMETEK National Controls Corporation	Delaware	100%

AS OF 5/29/08

	State or other	Percentage of
	jurisdiction of	voting securities
Name of Subsidiary and name	incorporation or	owned by its
under which it does business	organization	immediate parent*
NewAge Testing Instruments, Inc.	Pennsylvania	100%
PowerTest Group, Ltd.	Hong Kong	100%
California Instruments (Shenzhen) Co., Ltd.	China	100%
Rotron Incorporated	New York	100%
SCPH Holdings, Inc.	Delaware	100%
AMETEK SCP, Inc.	Rhode Island	100%
AMETEK SCP (Barrow) Limited	England	100%
Seiko EG&G Co. Ltd.	Japan	49%
Solidstate Controls, Inc.	Delaware	100%
HDR Power Systems, Inc.	Delaware	100%
Solidstate Controls, Inc. de Argentina S.R.L.	Argentina	99.9%
Solidstate Controls Mexico, S.A. de C.V.	Mexico	99.9%
South West Oklahoma Repair Development (Sword) Group, L.C.	Oklahoma	100%

*	Exclusive of directors’ qualifying shares and shares held by nominees as required by the laws of the jurisdiction of incorporation.

Exhibit F
Lock Boxes and Wire Accounts

Type of Account	Bank	Acct No	Name on Acct	Lockboxes	Comments
Concentration Acct	JPM Chase Bank	9101016021	AMETEK, Inc		Receives wires
ZBA Acct	JPM Chase Bank	323866565	AMETEK, Lamb Elec		Receives wires
ZBA Acct	JPM Chase Bank	9102791010	AMETEK, Aerospace		Receives wires
ZBA Acct	JPM Chase Bank	91022791051	AMETEK, US Gauge		Receives wires
ZBA Acct	JPM Chase Bank	323866573	AMETEK, Spec Metals CT		Receives wires and credit cards

ZBA Acct	JPM Chase Bank	304265888	AMETEK, Spec Metals 84 (PA)		Receives wires and credit cards
ZBA Acct	JPM Chase Bank	323850790	AMETEK, Rotron		Receives wires
ZBA Acct	JPM Chase Bank	9102791036	AMETEK, TCI		Receives wires
ZBA Acct	JPM Chase Bank	9102791044	AMETEK, P&AI		Receives wires
ZBA Acct	JPM Chase Bank	304265845	AMETEK, GST		Receives wires and credit cards

ZBA Acct	JPM Chase Bank	304285366	AMETEK, Technical & Industrial		Receives wires and credit cards
ZBA Acct	JPM Chase Bank	304906441	AMETEK, Prestolite P&S		Receives wires

ZBA Acct	JPM Chase Bank	304906492	AMETEK, Patriot Sensors (APT)		Receives wires

ZBA Acct	JPM Chase Bank	304906484	AMETEK, Advanced Measurement Technology (AMT)		Receives wires

ZBA Acct	JPM Chase Bank	304906433	AMETEK, Power Intsruments (RIS)		Receives wires
ZBA Acct	JPM Chase Bank	304906476	AMETEK, Prestolite Motors		Receives wires
ZBA Acct	JPM Chase Bank	304906425	AMETEK, Dixson		Receives wires

Concentration Acct	Wachovia	2100011998672	AMETEK, Inc	601461 Lamb, 6035 Aerospace, 8275 US Gauge, 7915 SM-CT, 7455 SM-PA, 601471 Rotron, 601466 TCI, 932036 Chatillon, 8105 P&AI, 601512 NCC, 601175 AMT, 2751 Tech & Ind	Receives lockbox deposits, credit card receipts and occasional documentary collections

ZBA Acct	Wachovia	2030001065067	EDAX Inc	18516 EDAX	Receives wires and Lockbox deposits

ZBA Acct	Wachovia	2100013293508	Drexelbrook	3680 Drexelbrook	Receives wires and Lockbox deposits

Depository Acct	Bank of America (formerly Fleet Bank)	9429251858	AMETEK, Inc	90255 Dixson, 90296 RIS, 90288 GST, 90284 APT	Lockbox Receipts and credit cards only

Depository Acct	Comerica	1851131126	AMETEK, Inc	26601 Presto-Power, 190901 Presto-Motors	Lockbox Receipts and credit cards only

Exhibit G
to
Second Amended and Restated
Receivables Sale Agreement
Form of Lock Box Letter
[Name of Lock Box Bank]
     Ladies and Gentlemen:
          Reference is made to the lock-box numbers                                          maintained with you (such lock-boxes, collectively, the “Accounts”), each in the name of [Name of Originator] (“[                    ]”). [                    ] hereby confirms it has sold all Receivables (as defined below) to AMETEK Receivables Corp. (the “Seller”).
          In connection with the Second Amended and Restated Receivables Sale Agreement, dated as of dated as of May 29, 2008, among AMETEK Receivables Corp., a Delaware corporation, as Seller (the “Seller”), AMETEK, Inc., a Delaware corporation, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), PNC Bank, National Association, as agent for Market Street (defined below) and the Purchasers (the “Agent”), the other Purchaser Agents from time to time party hereto and Market Street Funding LLC (“Market Street”), as a Conduit Purchaser and the other Conduit from time to time party hereto, the Seller has assigned to the Agent for the benefit of the Purchasers an undivided percentage interest in the accounts, chattel paper, instruments or general intangibles (collectively, the “Receivables”) under which payments are or may hereafter be made to the Accounts, and has granted to the Agent for the benefit of the Purchasers a security interest in its retained interest in such Receivables. As is the customary practice in this type of transaction, we hereby request that you execute this letter agreement. All references herein to “we” and “us” refer to [                    ] and the Seller, jointly and severally. Your execution hereof is a condition precedent to our continued maintenance of the Accounts with you.
          We hereby transfer exclusive dominion and control of the Accounts to the Agent, subject only to the condition subsequent that the Agent shall have given you notice that a “Termination Event” has occurred and is continuing under the Receivables Sale Agreement and of its election to assume such dominion and control, which notice shall be in substantially the form attached hereto as Annex A (the “Agent’s Notice”).
          At all times prior to the receipt of the Agent’s Notice described above, all payments to be made by you out of, or in connection with, the Accounts are to be made in accordance with the instructions of the Seller or its agent.
          We hereby irrevocably instruct you, at all times from and after the date of your receipt of the Agent’s Notice as described above, to make all payments to be made by you out of, or in connection with, the Accounts directly to the Agent, at its address set forth below its signature hereto or as the Agent otherwise notifies you, or otherwise in accordance with the instructions of the Agent.
     We also hereby notify you that, at all times from and after the date of your receipt of the Agent’s Notice as described above, the Agent shall be irrevocably entitled to exercise in our place and stead any and all rights in connection with the Accounts, including, without limitation, (a) the right to specify when payments are to be made out of, or in connection with, the Accounts and (b) the right to require preparation of duplicate monthly bank statements on the Accounts for the Agent’s audit purposes and mailing of such statements directly to an address specified by the Agent. At all times from and after the date of your receipt of the Agent’s Notice, neither we nor any of our affiliates shall be given any access to the Accounts.
     The Agent’s Notice may be personally served or sent by facsimile or U.S. mail, certified return receipt requested, to the address or facsimile number set forth under your signature to this letter agreement (or to such other address or facsimile number as to which you shall notify the Agent in writing). If the Agent’s Notice is given by facsimile, it will be deemed to have been received when the Agent’s Notice is sent and receipt is confirmed by telephone or other electronic means (in the case of facsimile). All other notices will be deemed to have been received when actually received or, in the case of personal delivery, delivered.
     By executing this letter agreement, you acknowledge the existence of the Agent’s right to dominion and control of the Accounts and its ownership of and security interest in the amounts from time to time on deposit therein and agree that from the date hereof the Accounts shall be maintained by you for the benefit of, and amounts from time to time therein held by you as agent for, the Agent on the terms provided herein. The Accounts are to be entitled “AMETEK Receivables Corp. and PNC Bank, National Association, as Agent for the Purchasers” with the subline [Name of Originator]. Except as otherwise provided in this letter agreement, payments to the Accounts are to be processed in accordance with the standard procedures currently in effect. All service charges and fees in connection with the Accounts shall continue to be payable by us under the arrangements currently in effect.
     By executing this letter agreement, you (a) irrevocably waive and agree not to assert, claim or endeavor to exercise, (b) irrevocably bar and estop yourself from asserting, claiming or exercising and (c) acknowledge that you have not heretofore received a notice, writ, order or other form of legal process from any other party asserting, claiming or exercising, any right of set-off, banker’s lien or other purported form of claim with respect to the accounts or any funds from time to time therein. Except for your right to payment of your service charge and fees and to make deductions for returned items, you shall have no rights in the Accounts or funds therein, except deductions for service charges, fees and returned or misplaced items. To the extent you may ever have any additional rights, you hereby expressly subordinate all such rights to all rights of the Agent.
     You may terminate this letter agreement by canceling the Accounts maintained with you, which cancellation and termination shall become effective only upon thirty (30) days prior written notice thereof from you to the Agent in the absence of fraud or abuse. Incoming mail addressed to the Accounts (including, without limitation, any direct funds transfer to the Accounts) received after such cancellation shall be forwarded in accordance with the Agent’s instructions. This letter agreement may also be terminated upon written notice to you by the Agent stating that the Receivables Sale Agreement is no longer in effect. Except as otherwise provided in this paragraph, this letter agreement may not be terminated without the prior written consent of the Agent.
     This letter agreement contains the entire agreement between the parties with respect to the subject matter hereof, and may not be altered, modified or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by you, us and the Agent of a written instrument so providing. The terms and conditions of any agreement between us and you (a “Lock-Box Service Agreement”) (whether now existing or executed hereafter) with respect to the lock-box arrangements, to the extent not inconsistent with this letter agreement, will remain in effect between you and us. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of any such Lock-Box Service Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.
     [                    ] agrees to indemnify, defend and hold harmless you and your affiliates, directors, officers, employees, agents, successors and assigns (each, an “Indemnitee”) from and against any and all liabilities, losses, claims, damages, demands, costs and expenses of every kind (including but not limited to costs incurred as a result of items being deposited in the Account and being unpaid for any reason, reasonable attorney’s fees and the reasonable charges of your in-house counsel) incurred or sustained by any Indemnitee arising out of your performance of the services contemplated by this Lock-Box Letter, except to the extent such liabilities, losses, claims, damages, demands, costs and expenses are the direct result of your gross negligence or willful misconduct. The provisions of this paragraph shall survive the termination of this Lock-Box Letter.
     In the event [                    ] becomes subject to a voluntary or involuntary proceeding under the United States Bankruptcy Code, or if you are otherwise served with legal process which you in good faith believe affects funds in the Account you may suspend disbursements from the Account otherwise required by the terms hereof until such time as you receive an appropriate court order or other assurances satisfactory to you establishing that the funds may continue to be disbursed according to the instructions contained in this Lock-Box Letter.
     This letter agreement and the rights and obligations of the parties hereunder will be governed by and construed and interpreted in accordance with the laws of the state of New York. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

     Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours,

[Name of Originator]

By:

Title:

AMETEK Receivables Corp.

By:

Title:

Accepted and confirmed as of the date first written above:
By: PNC Bank, National Association, as Agent

By:

Title:

By:

Title:

Address of notice:
PNC Bank, National Association
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania
Attention: William Falcon
Telephone Number: (412) 762-5442
Telecopy Number: (412) 762-9184
Acknowledged and agreed to as of the date first written above:
[Name of Bank]

By:

Title:

Address for notice:

Annex A to
Lock-Box Letter
[Name of Bank]

Re:	AMETEK Receivables Corp.
Lock Box Numbers
Lock-Box Account Number
Ladies and Gentlemen:
     Reference is made to the letter agreement dated                                          (the “Letter Agreement”) among [Name of Originator], AMETEK Receivables Corp., the undersigned, as Agent, and you concerning the above-described lock-boxes and lock-box account (collectively, the “Accounts”). We hereby give you notice that a “Termination Event” has occurred and is continuing under the Receivables Sale Agreement (as defined in the Letter Agreement) and of our assumption of dominion and control of the Accounts as provided in the Letter Agreement.
     We hereby instruct you not to permit any other party to have access to the Accounts and to make all payments to be made by you out of or in connection with the Accounts directly to the undersigned upon our instructions, at our address set forth above.

Very truly yours,

PNC Bank, National Association

By:

Title:

By:

Title:

cc: AMETEK Receivables Corp.

Exhibit H
to
Second Amended and Restated
Receivables Sale Agreement
Compliance Certificate

To:	PNC Bank, National Association, as Agent, and each Purchaser
     This Compliance Certificate is furnished pursuant to Section 5.1(a)(iii) of the Second Amended and Restated Receivables Sale Agreement, dated as of May 29, 2008, among AMETEK Receivables Corp., a Delaware corporation, as Seller (the “Seller”), AMETEK, Inc., a Delaware corporation, as initial Collection Agent (the “Initial Collection Agent,” and, together with any successor thereto, the “Collection Agent”), PNC Bank, National Association, as agent for Market Street (defined below) and the Purchasers (the “Agent”), the other Purchaser Agents from time to time party hereto and Market Street Funding LLC (“Market Street”), as a Conduit Purchaser and the other Conduit from time to time party hereto. Terms used in this Compliance Certificate and not otherwise defined herein shall have the respective meanings ascribed thereto in the Sale Agreement.
     The undersigned hereby represents, warrants, certifies and confirms that:
     1. The undersigned is a duly elected Designated Financial Officer of the undersigned.
     2. Attached hereto is a copy of the financial statements described in Section 5.1(a)(i) or 5.1(a)(ii) of the Sale Agreement.
     3. The undersigned has reviewed the terms of the Transaction Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and the conditions of the Seller and each Originator during and at the end of the accounting period covered by the attached financial statements.
     4. The examinations described in paragraph 3 hereof did not disclose, and the undersigned has no knowledge of, the existence of any condition or event which constitutes a Potential Termination Event, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.
     5. Based on the examinations described in paragraph 3 hereof, the undersigned confirms that the representations and warranties contained in Article IV of the Sale Agreement are true and correct as though made on the date hereof, except as set forth below.

     Described below are the exceptions, if any, to paragraphs 4 and 5 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the undersigned has taken, is taking or proposes to take with respect to each such condition or event:
     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this                      day of                                         , 200                     .

[Name of Seller or Originator]

By:

Designated Financial Officer

H-2

Exhibit I
Credit and Collection Policy